Exhibit 99

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES THIRD QUARTER 2004 RESULTS

BOSTON, MASSACHUSETTS  NOVEMBER 15, 2004 - FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (NYSE:FUR) announced its financial results for the third quarter ended September 30, 2004.  Financial results for the three and nine months ended September 30, 2004 and 2003 are as follows:

Unaudited (In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues	$3,568	$924	$8,515	$3,680

Net income (loss)	$1,718	$(729)	$21,958	$(4,883)

Net income (loss) applicable to common shares of beneficial interest	$1,202	$(1,245)	$20,410	$(6,431)

Three Months Ended September 30, 2004 vs. September 30, 2003

Net income applicable to Common Shares for the three months ended September 30, 2004 was $1.7 million as compared to a net loss of $1.2 million for the three months ended September 30, 2003.  The primary reason for the increased net income was the $0.8 million of interest and dividend income earned during 2004, a $0.8 million gain on the sale of real estate securities, and  $1.2 million increase in insurance recoveries.

Property operating income, which is rent less property operating expenses and real estate taxes, for the three months ended September 30, 2004 was $0.1 million compared to property operating income of $0.2 million for the three months ended September 30, 2003.  The decrease in property operating income reflects a $0.05 million increase in property operating expenses related to the Circle Tower office building.

VenTek had revenue of $0.2 million for the three months ended September 30, 2004 compared to $0.4 million for the same period during 2003.   VenTek’s costs of goods sold for the three months ended September 30, 2004  was $0.3 million and for the three months ended September 30, 2003 was $0.8 million.

Insurance recoveries amounted to $1.2 million for the nine months ended September 30, 2004. The insurance proceeds were recoverable under the directors’ and officer’s policy for reimbursement of legal fees expended in connection with the prior period Kimeldorf preferred shareholder litigation.

Gain on the sale of securities available for sale increased by $0.8 million primarily due to the sale of Atlantic Realty Trust stock.

Interest and dividend income for the three months ended September 30, 2004 increased to $1.0 million from $0.2 million for the same period in 2003 due to a $0.3 million increase in interest income received on loans receivable, a $0.5 increase in interest and dividend income received on government securities.

General and administrative expenses remained constant at $0.8 million for the three months ended September 30, 2004 and September 30, 2003.  During the three months ended September 30, 2003 the Trust’s general and administrative expenses consisted of legal fees relating to the Kimeldorf preferred shareholder litigation ($0.1 million), other legal and accounting fees ($0.1 million), directors and officers insurance ($0.2 million) and  ($0.4 million) related to management fees, costs associated with shareholder relations and communications, trustee fees, and other administrative costs incurred in connection with the operation and management of the Trust.  During the three months ended September 30, 2004 the largest components of the Trust’s general and administrative expenses were legal and accounting fees ($0.2 million), directors and officers insurance ($0.1 million), the asset management fee that is charged by FUR Advisors LLC ($0.4 million) which, as described further in the footnotes to the combined financial statements included in this report, is based upon a percentage of the Trust’s Gross Asset Value (as defined in the Advisory Agreement). The balance of the general and administrative expenses ($0.1 million) was for costs associated with shareholder relations and communications, trustee fees, and other miscellaneous costs associated with the operations of the Trust.

Interest expense declined from $0.3 million during the three months ended September 30, 2003 to $0.003 million for the same period in 2004 due to the full satisfaction of the senior notes on October 1, 2003.

Income from discontinued operations represents income attributable to the Park Plaza Mall which was sold in June 2004.  During the three months ended September 30, 2003 income from the property was $0.5 million and during the three months ended September 30, 2004, the loss derived from the sold property was $0.4 million due to  the wrap up of property operations.

Nine Months Ended September 30, 2004 vs. September 30, 2003

Net income applicable to Common Shares for the nine months ended September 30, 2004 was $20.4 million as compared to a net loss of $6.4 million for the nine months ended September 30, 2003.  The primary reason for the increased net income was the gain of $19.3 million on sale of real estate on June 22, 2004 of the Park Plaza Mall property and an increase in income from continuing operations of $8.5 million.

Property operating income, which is rent less property operating expenses and real estate taxes, decreased from $489,000 for the nine months ended September 30, 2003 to $485,000 for the nine months ended September 30, 2004 reflecting operating results at Circle Tower. The decrease in property operating income consists of  an $83,000 decrease in rental income, which was partially offset by a $57,000 decrease in property operating expenses and an $22,000 decrease in real estate tax expense.

VenTek had revenue of $3.2 million for the nine months ended September 30, 2004 compared to $1.8 million for the same period during 2003.  VenTek’s costs of goods sold for the nine months ended September 30, 2004 and for the nine months ended September 30, 2003 were $2.4 million and $2.8 million, respectively.  As of September 30, 2004, VenTek had no backlog. Backlog represents products or services that VenTek’s customers have committed by contract to purchase.  VenTek is not actively seeking new contracts. Ventek currently performs any requisite obligations under its remaining warranty bond guarantee.  It is expected that upon completion of the warranty period, which is expected to be in the fourth quarter of 2004, the remaining assets of VenTek will be disposed and operations will cease.

Insurance recoveries amounted to $1.2 million for the nine months ended September 30, 2004.  The insurance proceeds were recoverable under the directors’ and officer’s policy for reimbursement of legal fees expended in connection with the Kimeldorf preferred shareholder litigation.

Gain on the sale of securities available for sale increased by $1.0 million primarily due to the sale of Atlantic Realty Trust stock.

Interest and dividend income for the nine months ended September 30, 2004 increased to $1.9 million from $0.7 million for the same period in 2003 due to a $0.9 million increase in interest income received on loans receivable, a $0.3 million increase in interest received on government securities.

General and administrative expenses for the nine months decreased by $2.3 million to $3.0 million for the nine months ended September 30, 2004.  During the first nine months of 2003 the largest components of the Trust’s general and administrative expenses were legal fees relating to the Kimeldorf preferred shareholder litigation ($0.3 million), legal fees related to the Gotham Transaction ($2.9 million), other legal and accounting fees ($0.6 million), and directors and officers insurance ($0.5 million).  The balance of the general and administrative costs ($1.0 million) for the first nine months of 2003 related to management fees, costs associated with shareholder relations and communications, trustee fees, and other administrative costs incurred in connection with the operation and management of the Trust.  During the first nine months of  2004 the largest components of the Trust’s general and administrative expenses were legal and accounting fees ($0.7 million), directors and officers insurance ($0.5 million), a termination fee paid to the Trust’s former asset management provider, Radiant Partners LLC ($0.1 million), the asset management fee that is charged by FUR Advisors LLC ($1.1 million) which, as described further in the footnotes to the combined financial statements included in this report, is based upon a percentage of the Trust’s Gross Asset Value (as defined in the Advisory Agreement).  The balance of the general and administrative expenses ($0.5 million) was for costs associated with shareholder relations and communications, trustee fees, and other miscellaneous costs associated with the operations of the Trust.

Interest expense declined from $0.9 million during the nine months ended September 30, 2003 to $0.002 million for the same period in 2004 due to the full satisfaction of the Trust’s senior notes on October 1, 2003.

Income from discontinued operations represents income attributable to the Park Plaza Mall, which was sold in June 2004.  During the nine months ended September 30, 2003 income from the property was $1.4 million and during the nine months ended September 30, 2004, income derived from the sold property was $0.1 million.

The Combined Statements of Operations for the Trust for the three and nine month periods ended September 30, 2004 and 2003 accompanies this release.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its fiscal year ended December 31, 2003.  These forward-looking statements reflect management’s judgment as of this date, and First Union assumes no obligation to revise or update them to reflect future events or circumstances.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

(In thousands,	Three Months Ended		Nine Months Ended
except per share data)	September 30,		September 30,
	2004	2003	2004	2003
REVENUES
Rents	$357	$380	$1,100	$1,183
Sales	210	372	3,195	1,816
Interest and dividends	993	172	1,936	681
Insurance recoveries	1,244	-	1,244	-
Gain on sale of securities available for sale	764	-	1,040	-
	3,568	924	8,515	3,680
EXPENSES
Property operating	222	173	570	627
Cost of goods sold	282	788	2,376	2,754
Real estate taxes	20	23	45	67
Depreciation and amortization	109	139	312	376
Interest	3	314	17	862
General and administrative	831	762	2,990	5,281
	1,467	2,199	6,310	9,967
Income (loss) from continuing operations	2,101	(1,275)	2,205	(6,287)

Discontinued operations:
Income (loss) from discontinued operations	-	492	485	1,350
Gain (loss) on disposal of real estate	(383)	54	19,268	54
Income (loss) from discontinued operations	(383)	546	19,753	1,404

Net income (loss)	1,718	(729)	21,958	(4,883)
Preferred dividend	(516)	(516)	(1,548)	(1,548)
Net income (loss) applicable to Common Shares of Beneficial Interest	1,202	(1,245)	20,410	(6,431)
Other comprehensive income
Unrealized gain (loss) on available for sale securities	(162)	—	610	-
Comprehensive income (loss)	$1,040	$(1,245)	$21,020	$(6,431)

Per share data - Basic:
Income (loss) from continuing operations	$0.05	$(0.06)	$0.02	$(0.24)
Income (loss) from discontinued operations	(0.01)	0.02	0.64	0.04
Net income (loss) applicable to Common Shares of Beneficial Interest	$0.04	$(0.04)	$0.66	$(0.20)

Diluted:
Income (loss) from continuing operations	$0.04	$(0.06)	$0.02	$(0.24)
Income (loss) from discontinued operations	(0.01)	0.02	0.55	0.04
Net income (loss) applicable to Common Shares of Beneficial Interest	$0.03	$(0.04)	$0.57	$(0.20)

(In thousands,	Three Months Ended		Nine Months Ended
except per share data)	September 30,		September 30,
	2004	2003	2004	2003
Basic weighted average Common Shares	31,059	28,141	31,059	32,474
Convertible Preferred Shares	4,837	4,837	4,837	4,837
Stock Options	28	-	25	-
Diluted weighted average Common Shares	35,924	32,978	35,921	37,311